EXHIBIT 2.1

AGREEMENT AND PLAN OF REORGANIZATION

AMONG

LOUNSBERRY HOLDINGS I, INC.

CNS ACQUISITION CORP.

COMPUTER NETWORKS & SOFTWARE, INC.

AND

CHRIS DHAS, CHRIS A. WARGO, AND JAMES G. DRAMBY

AGREEMENT AND PLAN OF REORGANIZATION

This Agreement and Plan of Reorganization (the “Agreement”) dated as of the day of January, 2006, by and among Lounsberry Holdings I, Inc., a Delaware corporation (“Parent”), CNS Acquisition Corp., a Virginia corporation and wholly-owned subsidiary of Parent (“Acquisition Company”), and Computer Networks & Software, Inc., a Virginia corporation (“CNS”), and Chris Dhas, Chris A. Wargo, and James G. Dramby, the sole stockholders of CNS (collectively, “Stockholders,” and each, individually, a “Stockholder”), Parent, Acquisition Company, CNS and Stockholders being referred to collectively as the “Parties” and each, individually, as a “Party.”

RECITALS:

WHEREAS, Stockholders own all of the issued and outstanding capital stock of CNS, consisting of 100 shares of common stock, par value $.01 per share (“CNS Stock”); and

WHEREAS, pursuant to an agreement dated the date of this Agreement between Parent and the stockholders of Acquisition Company, Parent acquired all of the issued and outstanding capital stock of Acquisition Company, as a result of which Parent became the sole stockholder of Acquisition Company, owning 1,000 shares of common stock, par value $.0001 per share, of Acquisition Company (“Acquisition Company Stock”); and

WHEREAS, Acquisition Company desires to merge with and into CNS, with the result that CNS will become a wholly-owned subsidiary of Parent, and Stockholders, as the holders of all of the issued and outstanding capital stock of CNS, will receive shares of common stock, par value $.0001 per share, of Parent (“Parent Stock”), cash and contingent payments as hereinafter provided, such merger being referred to as the “Merger”; and

WHEREAS, Parent has agreed to issue the shares of Parent Stock contemplated by this Agreement, on and subject to the terms of this Agreement; and

WHEREAS, the boards of directors of Parent, Acquisition Company and CNS and the stockholders of Acquisition Company and CNS deem it advisable and in the best interests of such corporations and their respective stockholders that Acquisition Company merge with and into CNS pursuant to this Agreement;

NOW, THEREFORE, for the mutual consideration set out herein, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

1.    The Merger.

(a)    At the Effective Time, as hereinafter defined, and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Virginia Stock Corporation Act (the “Virginia Law”), Acquisition Company shall be merged with and into CNS, the separate existence of Acquisition Company shall cease, and CNS shall continue as the surviving corporation of the Merger. CNS and Acquisition Company are sometimes referred to as the “Constituent Corporations” and CNS as the “Surviving Corporation.”

(b)    Unless this Agreement is earlier terminated pursuant to Section 9 of this Agreement, the closing and consummation of the Merger (the “Closing”) will take place as promptly as practicable following satisfaction or waiver of the conditions set forth in Sections 6 and 7 of this Agreement, at the offices of Katsky Korins LLP, 605 Third Avenue, New York, New York 10158 or such other place or time is agreed to by the Parties. The date upon which the Closing occurs is herein referred to as the “Closing Date.”

(c)    On the Closing Date, the Constituent Corporations shall cause the Merger to be consummated by filing articles of merger in substantially the form attached hereto as Exhibit A (the “Articles of Merger”) with the State Corporation Commission of Virginia (the “Corporation Commission”), in accordance with the relevant provisions of the Virginia Law. The Articles of Merger shall provide that the Merger shall become effective upon issuance by the Corporation Commission of a certificate of merger evidencing its approval of the Articles of Merger. The time at which the Merger becomes effective pursuant to this Section 1(c) is referred to as the “Effective Time” and the date on which the Effective Time occurs is the “Effective Date.”

(d)    At the Effective Time, the separate existence of Acquisition Company shall terminate and the Surviving Corporation shall continue its corporate existence as a Virginia corporation and (i) it shall thereupon and thereafter possess all rights, privileges, powers, franchises and property (real, personal and mixed) of each of the Constituent Corporations; (ii) all debts due to either of the Constituent Corporations, on whatever account, all causes in action and all other things belonging to either of the Constituent Corporations shall be taken and deemed to be transferred to and shall be vested in the Surviving Corporation by virtue of the Merger without further act or deed; and (iii) all rights of creditors and all liens upon any property of any of the Constituent Corporations shall be preserved unimpaired, limited in lien to the property affected by such liens immediately prior to the Effective Time, and all debts, liabilities and duties of the Constituent Corporations shall thenceforth attach to the Surviving Corporation.

(e)    At the Effective Time, the Articles of Incorporation and the By-laws of the Surviving Corporation, as existing immediately prior to the Effective Time, shall be and remain the Articles of Incorporation and By-Laws of the Surviving Corporation.

(f)    At the Effective Time, the board of directors of the Surviving Corporation shall consist of the individuals named as directors on Exhibit B to this Agreement, such individuals to serve as directors until the next annual meeting of stockholders and until their successors shall be elected and qualified, and the officers of the Surviving Corporation shall be the individuals named as officers on said Exhibit B, to serve in such capacities at the discretion of the board of directors, subject to any rights they may have pursuant to employment agreements with the Surviving Corporation.

2.    Consideration to be Issued; Effect on Outstanding Stock of the Constituent Corporations.

(a)    Consideration to be Issued. Pursuant to the Merger, as of the Effective Time and without any action on the part of any Party:

(i)    All of the outstanding shares of CNS capital stock outstanding immediately prior to the Effective Time, all of which are and shall be owned by Stockholders, shall be canceled and extinguished and will become and be automatically converted into the Initial Payment, the Deferred Payment, Parent Securities and the Contingent Payment, all as hereinafter defined.

(ii)    Cash consideration (the “Cash Consideration”) of one million dollars ($1,000,000), consisting of the Initial Payment and the Deferred Payment.

(iii)    The Initial Payment shall be determined as follows:

(A)    At Closing, Parent shall deposit or cause to be deposited the sum of one million dollars ($1,000,000), which escrow is referred to as the “Escrow Fund,” into an escrow account maintained by Katsky Korins LLP, as escrow agent (the “Escrow Agent”), to be held by the Escrow Agent pursuant to an escrow agreement (the “Escrow Agreement”) in substantially the form of Exhibit C of this Agreement.

(B)    The Escrow Fund shall be disbursed as follows:

(I)    First to pay United Bank the amount by which the total indebtedness and other obligations of CNS to United Bank exceed the amount which CNS may borrow under its borrowing formula, as shown on the Closing Schedule;

(II)    Second to pay Parent’s closing costs, as reflected on the Closing Schedule;

(III)    The balance (the “Initial Payment”), as reflected on the Closing Schedule, to the Stockholders based on the percentages set forth in Exhibit E to this Agreement. The Escrow Agreement shall provide that the Escrow Agent shall pay the Initial Payment to the Stockholders within two business days after the Escrow Agent shall have received the Certificate of Merger, certified by the Corporation Commission, or other written evidence acceptable to the Escrow Agent that the Merger has been approved by the Corporation Commission.

(C)    The Deferred Payment shall be the amount by which one million dollars ($1,000,000) exceeds the Initial Payment, and shall be paid as follows:

(I)    CNS and Stockholders shall provide Parent with a schedule of so-called unbilled receivables, which represent bona fide services rendered to agencies of the United States Government in anticipation of contracts which had not been executed or delivered to CNS as of the Closing Date. All such unbilled receivables reflect services that were rendered and for which compensation had been paid by CNS to the employees or consultants performing such services.

(II)    CNS will pay Stockholders, in the percentages set forth in Exhibit E, the collection from the unbilled receivables as follows:

a)    An initial payment equal to the amount of such collections received by CNS during the thirty (30) days following the Closing Date (the “Initial Period”) shall be paid forty five (45) days after the Effective Date.

b)    A second payment equal to the amount of such collection received by CNS during the forty five (45) day period immediately following completion of the Initial Period shall be payable ninety (90) days after the Effective Date.

c)    The balance of the Deferred Payment shall be paid in twelve (12) equal payments on the fifteenth (15th) day of each month from May 15, 2006 until April 15, 2007.

(iv)    At the Closing, Parent shall deliver to the Escrow Agent one million seventy five thousand (1,075,000) shares (the “Parent Shares”) of Parent Stock and warrants (the “Warrants,” and, together with the Parent Shares, the “Parent Securities”) to purchase ten million (10,000,000) shares of Parent Stock at an exercise price of twenty cents ($.20) per share, and the Escrow Agent shall deliver the Parent Securities to counsel for Stockholders as provided in Section 2(e)(ii) of this Agreement.

(v)    The Contingent Payment shall be payable by CNS as provided in Section 2(b) of this Agreement.

(vi)    Pursuant to the “imputed interest” rules of Section 1274 of the Internal Revenue Code of 1986 (the “Code”), to the extent required thereby, a portion of the Deferred Payment and each Contingent Payment shall be treated for all federal and state income tax purposes as additional consideration for the CNS Stock exchanged in the Merger by the Stockholders and the remainder shall be treated as interest.

(vii)    All of the outstanding shares of Acquisition Company Stock issued and outstanding immediately prior to the Effective Time, all of which are and shall be owned by Parent, shall be canceled and extinguished and will become and be converted into an aggregate of one thousand (1,000) shares (the “New CNS Shares”) of common stock of CNS, representing all of the issued and outstanding shares of capital stock of CNS.

(viii)    Any shares of capital stock of CNS which are held as treasury shares shall be canceled and extinguished.

(b)    Contingent Payment. CNS shall pay to Stockholders the Contingent Payment on and subject to the following terms and conditions.

(i)    The earnings of CNS before interest, taxes, depreciation and amortization (“EBITDA”) shall be determined for each of the years ended December 31, 2006, 2007, 2008, 2009 and 2010 (the “Covered Years”) in accordance with generally accepted accounting principles as reflected in Parent’s financial statements as filed with the Securities and Exchange Commission (the “Commission”), except as follows:

(A)    Any expenses incurred by CNS solely as a result of Parent being a public corporation shall not be treated as expenses of CNS for purposes of determining EBITDA. Audit and other accounting expenses that relate to CNS’ financial statements and the determination of EBITDA shall be treated as normal operating expenses of CNS.

(B)    Any management or corporate overhead charges of Parent or its Affiliates (other than CNS) which are allocated to CNS shall not be treated as expenses in determining EBITDA except to the extent that such charges relate directly to actual services relating to CNS’ business.

(C)    Any payment of Contingent Payment shall not be deemed an expense and, to the extent that it is deducted in determining CNS’ earnings, such payment shall be added back in calculating EBITDA.

(ii)    If CNS’ EBITDA for a Covered Year is greater than the Target Amount, the Contingent Payment for such year shall be equal to thirty five percent (35%) of the amount by which CNS’ EBITDA for the Covered Year exceeds the Target Amount; provided, however, that in no event shall the Contingent Payment exceed one million dollars ($1,000,000) in the aggregate. The Target Amount shall be nine hundred thousand dollars ($900,000). At such time as the total Contingent Payment shall reach one million dollars ($1,000,000), no further Contingent Payment shall be made.

(iii)    During the Covered Years, the business of CNS shall be operated in the normal course of business as determined by CNS’ board of directors. Notwithstanding the foregoing, without the consent of a majority of Stockholders, except as provided in Section 2(b)(iv) of this Agreement, CNS shall not:

(A)    merge or consolidate with or into any other corporation or other entity;

(B)    incur extraordinary expenses, liabilities or indebtedness which are of a kind that are not customary for companies in CNS’ business except to the extent that the board of directors determines that such expenses, liabilities or indebtedness is necessary or desirable in connection with the development or expansion of the CNS’ business;

(C)    dismiss or change the duties of any Stockholder for any reason which is not permitted under such Stockholder’s employment agreement; or

(D)    sell, lease, exchange or otherwise transfer or dispose of assets of CNS required for CNS’ business other than in the ordinary course of business.

(iv)    Notwithstanding the provisions of Section 2(b)(iii) of this Agreement:

(A)    Parent may implement such policies or practices, including effecting a merger involving CNS, if such policies or practices are determined in Parent’s reasonable business judgment to be necessary to implement Parent’s business plan covering Parent’s business as a whole.

(B)    If Parent takes actions, such as a merger, consolidation, transfer of assets to another division where it cannot operate as a distinct profit center with at least two of the Stockholders having the management positions contemplated by their employment agreements, CNS will agree that the Contingent Payments will be paid based on the assumption that the EBITDA for CNS will be such percentage of the EBITDA of the merged or combined entity that the revenue from the CNS clients bears to the revenue of the combined entity. The CNS clients shall be those clients who were clients of CNS at the time of the merger, consolidation or transfer of assets and any additional clients generated from the efforts of the Stockholders and other employees of CNS at such time.

(C)    If Parent sells CNS to a third party (including any sale or exchange of all or substantially all of the capital stock or assets of CNS), the revenue from such sale allocable to such year (determined as if the sale took place on January 1 of such year), using a five-year straight-line amortization, shall be included in income for the year of sale in determining EBITDA and the Contingent Payment for such year, and no further Contingent Payment shall be made pursuant to this Agreement; provided, however, that the annual limitation on the amount of the Contingent Payment shall not be applicable to such year.

(D)    CNS’ EBITDA shall be determined in connection with the audit of Parent’s audited financial statements. Within ten (10) business days after the results of the audit of Parent’s consolidated financial statements for any Covered Year are completed and accepted by Parent’s audit committee, Parent shall deliver to Stockholders a statement signed by Parent’s independent accountant as to the amount of the Contingent Payment for the Covered Year (the “Contingent Payment Statement”), which statement shall provide, in reasonable detail, the basis for the determination of the Contingent Payment together with such supporting documentation as at least two Stockholders may reasonably request. The Contingent Payment Statement shall be final, binding and conclusive on all Parties, subject to the provisions of Section 2(b)(vi). The Contingent Payment shall be paid within ten (10) days after the later to occur of (x) the date that at least two of the Stockholders accept the Contingent Payment Statement or (y) the date the Contingent Payment is determined pursuant to Section 2(c) of this Agreement.

(v)    Parent acknowledges that Stockholders’ guarantee of CNS’ obligations to United Bank will continue after the Effective Date. In the event that the Stockholders are required to make payment to United Bank on account of their guarantees, Parent will guarantee CNS’ obligations to pay the Stockholders for any payments made by Stockholders on their guarantees, including reasonable fees and expenses of counsel. This obligation will terminate upon the discharge and release by United Bank of the Stockholders’ obligations under their guarantee.

(vi)    The obligation of CNS to pay the Deferred Payments and the Contingent Payment to Stockholders will be unconditionally guaranteed by Parent.

(vii)    At the Closing Parent will execute and deliver its guarantee agreement in form and content attached hereto as Exhibit D (the “Parent Payment Guarantee”) covering Parent’s obligations pursuant to Section 2(b)(v) and Section 2(b)(vi) of this Agreement.

(c)    Dispute Resolution Procedure. If at least two of the Stockholders dispute the calculation of EBITDA for any Covered Year, then the Stockholders disputing such calculation (a “Disputing Stockholder”) shall notify CNS or Parent in writing of such dispute, setting forth, in reasonable detail, the basis for such dispute (“Dispute Notice”) within 30 days following delivery of the Contingent Payment Statement. If no Dispute Notice is received prior to the expiration of such 30-day period, the Contingent Payment Statement shall be final, conclusive and binding on the parties hereto. During the period of review of the Contingent Payment Statement and the period of any dispute under this Section 2(b)(vi), Parent and its independent public accountants (the “Parent’s Auditors”) shall give the Stockholders and the Stockholders’ accountants (the “Stockholder’s Accountants”) such access during normal business hours to the books and records of CNS, including the working papers of the Parent’s Auditors, as the Stockholders and the Stockholder’s Accountants shall reasonably request in order to investigate or assert the basis for any such dispute. The parties will have 30 days following the date of the Dispute Notice, or such longer period as they may mutually agree upon, to resolve the dispute between themselves. If the parties have not resolved such dispute within such period, then the dispute shall be settled by binding arbitration by an accounting firm mutually acceptable to the Stockholders and CNS; provided, that if the Stockholders shall be unable to agree upon an accounting firm, the matter shall be resolved by arbitration in New York City under the rules then obtaining of the American Arbitration Association; provided, however, that the arbitrator(s) shall be an accountant familiar with accounting for companies reporting under federal securities law and who shall be a member, partner, principal of or hold a similar position with, a firm which is a member of the PCAOB. The arbitrator shall consider only matters of accounting and matters that are in dispute with respect to the calculation of EBITDA for the Covered Year in question. The fees and expenses of Parent’s Auditors shall be paid by Parent, and the fees and expenses of Stockholder’s Accountants shall be paid by the Disputing Stockholders.

(d)    Deliveries into Escrow. At or prior to the Closing:

(i)    Stockholders shall deliver to the Escrow Agent, the stock certificates for all of the issued and outstanding shares of CNS Stock (the “Outstanding CNS Stock”).

(ii)    Parent shall deliver the Initial Payment to the Escrow Agent by wire transfer.

(iii)    Parent shall deliver the Parent Securities to the Escrow Agent. The Parent Securities shall be issued in the names of Stockholders as set forth in Exhibit E to this Agreement.

(iv)    Parent shall deliver to the Escrow Agent the certificates for the Acquisition Company Stock.

(v)    CNS shall deliver to the Escrow Agent a certificate for 1,000 New CNS Shares.

(vi)    Parent shall deliver to the Escrow Agent the Parent Payment Guarantee.

(vii)    CNS and the Stockholders shall deliver to the Escrow Agent the executed Employment Agreements, as hereinafter defined.

(viii)    The parties shall delivery to the Escrow Agreement all of the Other Agreements, as hereinafter defined.

(e)    Deliveries from Escrow. Promptly after the Effective Time, upon receipt of the Certificate of Merger, certified by the Corporation Commission or other written evidence acceptable to the Escrow Agent that the Merger has been approved by the Corporation Commission, and written instructions from CNS and Parent (which written instructions CNS and Parent agree to provide promptly after the Effective Time), the Escrow Agent shall:

(i)    Deliver the certificate for the New CNS Shares to Parent;

(ii)    Deliver to CNS for cancellation the shares of Acquisition Company Stock and the shares of Outstanding CNS Stock.

(iii)    Deliver the Initial Payment as provided in Section 2(a)(iii)(B) of this Agreement to (or in accordance with written instructions from) Stockholders in percentages set forth in Exhibit E to this Agreement.

(iv)    Deliver to counsel for the Stockholders, on behalf of the Stockholders, the Parent Payment Guarantee.

(v)    Deliver to CNS and the Stockholders the executed Employment Agreements.

(vi)    Deliver the certificates for the Parent Shares and the Warrants to counsel for the Stockholders on behalf of the Stockholders.

(vii)    the Other Agreements which are to delivered to such party in accordance with this Agreement.

(f)    Cancellation of Shares. CNS shall cancel the shares of Acquisition Company Stock and the shares of Outstanding CNS Stock.

(g)    Allocation Among Stockholders. Exhibit E to this Agreement sets forth with respect to each Stockholder:

(i)    The number of shares of CNS Stock owned by such Stockholder.

(ii)    The percentage of Initial Payment, Deferred Payment and Contingent Payment payable to such Stockholder;

(iii)    The number of Parent Shares to be issued to such Stockholder.

(h)    Allocation of Consideration. The consideration issuable for all of the CNS Stock shall be allocated as follows: Five percent (5%) of the Initial Payment and each Deferred Payment, as and when made, shall be allocated to the covenants set forth in Sections 5(c), 5(d) and 5(e) (the “Covenants”) and the balance of the consideration, including the Parent Securities and the Contingent Payments shall be allocated to the shares of CNS Stock. Each Stockholder acknowledges that he has received significant and valuable consideration for agreeing to the Covenants, that the Covenants are a significant inducement to Parent to enter into this Agreement and consummate the Merger and that Parent would not have entered into this Agreement without the Covenants.

3.    Representations and Warranties of CNS and Stockholders. CNS and Stockholders, jointly and severally, hereby represent and warrant as follows that, except as set forth in the schedules to this Agreement (the “Schedules”):

(a)    General.

(i)    CNS is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia, and is qualified to conduct business as a foreign corporation in each state in which the nature of its business or the properties owned or leased by it requires qualification, except where the failure to qualify will not have a Material Adverse Effect. For purposes of this Agreement, a “Material Adverse Effect” shall mean a material adverse effect (x) on the financial condition, results of operations, properties, business or prospects of CNS or (y) on the ability of CNS to perform its obligations under this Agreement. CNS has no subsidiaries and it does not have any equity investment or other interest, direct or indirect, in, or any outstanding loans, advances or guarantees to or on behalf of, any domestic or foreign corporation, limited liability company, association, partnership, joint venture or other entity.

(ii)    CNS has full corporate power and authority to carry on its business and to own or lease all of its properties and assets as and in the places such business is now conducted. The Schedule 3(a) identifies each state or other jurisdiction in which CNS conducts business or owns or leases real property.

(iii)    Complete and correct copies of the articles of incorporation of CNS, certified by the Corporation Commission, and the by-laws of CNS, certified by the secretary of CNS (collectively, the “Organizational Documents”), and a list of the present officers and directors of CNS, certified by the secretary of CNS, have been delivered to Parent.

(iv)    CNS has only one class of capital stock authorized and outstanding, namely the CNS Stock., and Stockholders are the sole holders of the CNS Stock.

(v)    CNS and each Stockholder have full power and authority to carry out the transactions provided for in this Agreement and the other agreements being executed by Stockholders and CNS in connection with this Agreement (collectively, “Other Agreements”), and this Agreement constitutes, and the Other Agreements, when executed and delivered by Stockholders, will constitute. the legal, valid and binding obligations of the CNS and Stockholders, as the case may be, enforceable in accordance with their respective terms. All director and stockholder action necessary for the execution by CNS of this Agreement and the consummation of the terms of this Agreement have been taken.

(vi)    Except for the approval of the Articles of Merger by the Corporation Commission and as otherwise set forth in Schedule 3(a)(vi) to this Agreement, no consent, approval or agreement of any Person, party, court, governmental authority, or entity is required to be obtained by Stockholders or CNS in connection with the execution and performance by CNS and Stockholders of this Agreement or the execution and performance by Stockholders of any agreements, instruments or other obligations entered into in connection with this Agreement. For purpose of this Agreement, the term “Person” shall mean any individual, corporation, partnership, limited liability company, trust, government or government agency or any other entity.

(vii)    Except as a stockholder and executive officer of CNS, no Stockholder is engaged, directly or indirectly, in any business presently conducted or proposed to be conducted by CNS as of the date of this Agreement (the “Business”), whether conducted by such Stockholder or otherwise.

(viii)    Each Stockholder owns the shares of CNS Stock set forth after his name on Exhibit E to this Agreement outright and free and clear of to any Claim. As used in this Agreement, the term “Claim” shall mean any security interests, liens, pledges, claims, charges, escrows, encumbrances, options, rights of first refusal, mortgages, indentures, security agreements or other agreements, arrangements, contracts, commitments, understandings or obligations, whether or not relating in any way to credit or the borrowing of money, and claim or right under community property or similar laws or any other claim or right arising out of any marital relationship and whether or not in writing.

(ix)    The outstanding shares of CNS Stock are duly and validly authorized and issued, fully-paid and non-assessable. The outstanding shares of CNS Stock have not been issued in violation of so-called “preemptive rights” provisions, if any, contained in the Virginia Law or in CNS’ Organizational Documents or any right of first refusal held by any Person.

(b)    Options; Convertible Securities. Neither CNS nor any Stockholder is a party to any agreement or understanding pursuant to which any securities of any class are to be issued or created or transferred. CNS has not acquired any shares of CNS Stock, and has no formal or informal agreements or understandings pursuant to which it can or will acquire any shares of CNS Stock. Neither CNS nor any Stockholder has any agreements, plans, understandings or proposals, whether formal or informal or whether oral or in writing, pursuant to which it or he granted or may have issued or granted any Person any Convertible Security or any interest in CNS or in CNS’ earnings or profits, however defined. As used in this Agreement, the term “Convertible Securities” shall mean any options, rights, warrants, convertible debt, equity securities or other instrument or agreement upon the exercise or conversion of which or upon the exchange of which or pursuant to the terms of which additional shares of any class of capital stock of CNS may be issued.

(c)    Financial Statements.

(i)    CNS has delivered to Parent its audited financial statements for the years ended December 31, 2004 and 2003 (collectively, the “Audited Financial Statements”), and its unaudited financial statements for the nine months ended September 30, 2005 and 2004 (the “Unaudited Financial Statements,” and, together with the Audited Financial Statements, the “Financial Statements”), including, in each case, a balance sheet and the related statements of income, stockholders’ equity and cash flows for the period then ended, together with the related notes. The Audited Financial Statements have been certified by Michael Pollack, CPA (the “Accountant”) and the Unaudited Financial Statements have been reviewed by the Accountant. The Financial Statements are in accordance with all books, records and accounts of CNS, are true, correct and complete and have been prepared in accordance with generally accepted accounting principles, consistently applied. The Accountant is independent as to CNS under the rules of the Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”). The Financial Statements present fairly the financial position of CNS at the respective balance sheet dates, and fairly present the results of CNS’ operations, changes in stockholders’ equity and cash flows for the periods covered. The Unaudited Financial Statements include all adjustments (which include only normal recurring adjustments) necessary to present fairly the information for such period.

(ii)    At the close of business on December 31, 2004, CNS did not have any material liabilities, absolute or contingent, of the type required to be reflected on balance sheets prepared in accordance with generally accepted accounting principles which are not fully reflected, reserved against or disclosed on the December 31, 2004 Balance Sheet. Except as set forth in the Financial Statements and except for any indebtedness to be paid and discharged at or prior to Closing as set forth in Schedule 3(c)(ii) to this Agreement, CNS has not guaranteed or assumed or incurred any obligation with respect to any debt or obligations of any Person, except endorsements made in the ordinary course of business in connection with the deposit of items for collection. Except set forth or noted in the Financial Statements, and except for outstanding indebtedness to United Bank identified in Schedule 5(h), and except for matters disclosed in Schedule 3(d) and Schedule 3(q), CNS has no debts, contracts, guaranty, standby, indemnity or hold harmless commitments, liabilities or obligations of any kind, character or description, whether accrued, absolute, contingent or otherwise, or due or to become due and not heretofore paid or discharged or to be paid or discharged at Closing.

(iii)    Schedule 3(c)(iii) to this Agreement sets forth a true, correct and complete schedule of accounts receivables of CNS on an aging basis as of the business day prior to the date of this Agreement, together with a reserve for doubtful accounts with respect to such accounts receivable. All of the accounts receivable on the date of this Agreement are, and all accounts receivable outstanding on the Closing Date will be, valid and enforceable rights against the account debtor arising from the bona fide performance of services in the normal course of business and are at standard rates and terms; provided, however shat said Schedule 3(c)(iii) sets forth any accounts receivables that are not at standard rates and terms. None of the accounts receivable are subject to any claim or right of offset or set-off. The reserve established by CNS for doubtful accounts receivable is reasonable and consistent with past practice. Except as set forth in said Schedule 3(c)(iii), (A) no account debtor has refused or threatened to refuse to pay any or all of its obligations to CNS for any reason, (B) to the Best Knowledge of CNS or any Stockholder, no account debtor is insolvent or bankrupt, and (C) no account receivable has been pledged to any third party. As used in this Agreement, the “Best Knowledge” of any Person shall mean and include (i) actual knowledge and (ii) that knowledge which a prudent businessperson would reasonably have obtained in the management of such Person’s business affairs after making due inquiry and exercising the due diligence which a prudent businessperson should have made or exercised, as applicable, with respect thereto. Knowledge of any Stockholder, whether actual or deemed, shall be treated as knowledge of CNS.

(iv)    CNS does not maintain any significant inventory, and CNS’ business does not consist, to any significant extent, of the sale of products from inventory.

(d)    Absence of Changes. Since December 31, 2004, except as set forth in the Financial Statements or on Schedule 3(d), Schedule 3(h)(ii), Schedule 3(i) and/or Schedule 3(p)(i) to this Agreement, there have not been:

(i)    any change in the assets, liabilities, financial condition or operating results of CNS, except changes in the ordinary course of business which do not and will not have a Material Adverse Effect.

(ii)    any damage, destruction, or loss, whether or not covered by insurance, materially and adversely affecting the assets, financial condition, properties, operating results or business of CNS (as conducted and as proposed to be conducted);

(iii)    any change or amendment to a material contract, charter document or arrangement by which CNS or any of its assets or properties is bound or subject;

(iv)    any loans made by CNS to any of its Affiliates, employees, officers, directors, stockholders or any affiliates of any of the foregoing, the term “Affiliate” meaning, for purpose of this Agreement, any Person with respect to any entity, any other Person that controls, is controlled by or is under common control with the specified Person or entity, but only so long as such control exists, and the term control meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through ownership of voting securities, by contract or otherwise, and a director, general partner, manager or senior executive officer of a person shall be an Affiliate of such Person;

(v)    any declaration or payment of any dividend or other distribution or any redemption of any capital stock of CNS;

(vi)    any sale, transfer, or lease of any of CNS’ assets other than in the ordinary course of business, including, but not limited to, any sale, assignment or transfer of any patents, trademarks, copyrights, trade secrets or other intangible assets;

(vii)    any material change in any compensation arrangement or agreement with any employee or director;

(viii)    any other event or condition of any character which might have a Material Adverse Effect;

(ix)    any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by CNS except in the ordinary course of business and that is not material to the assets, properties, financial condition, operating results of business of CNS (as such business is presently conducted and as it is proposed to be conducted); or

(x)    any agreement or commitment by CNS to do any of the things described in this Section 3(d).

(e)    Property.

(i)    CNS does not own, and did not at any time since its organization own, any real property. CNS does not lease any real property except as disclosed on Schedule 3(e) to this Agreement. All rental and other payments due under the leases have been duly made, all acts required to be performed by CNS have been duly performed, and CNS enjoys the unrestricted quiet possession of the properties leased by CNS. To Best Knowledge of CNS or any Stockholder, no improvement, fixture or equipment in the properties, leased, used or occupied by CNS nor the leasehold or occupation with respect thereto, is in violation of any Environmental, Health and Safety Requirements or any zoning, building or other similar Laws, and all such premises and properties are zoned for the operation of the Business. As used in this Agreement, the term “Environmental, Health and Safety Requirements” shall mean shall mean all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law obligations concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, medical waste, noise or radiation, each as amended and as now or thereafter in effect. References in this Agreement to Laws shall refer to any laws, rules or regulations of any federal, state or local government or any governmental or quasi-governmental agency, bureau, commission, instrumentality or judicial body (including, without limitation, any federal or state securities law, regulation, rule or administrative order).

(ii)    CNS has good and marketable title to all machinery, equipment, items of personal property and other tangible and intangible assets used by it in its business, free and clear of any Claims of any nature whatsoever except as set forth in the Financial Statements and except for leased or licensed assets set forth on Schedule 3(e)(ii) to this Agreement and Permitted Encumbrances. All of the assets reflected as assets on the Financial Statements are owned by CNS, except to the extent any such assets are leased or licensed assets. All such leased or licensed assets are leased by CNS pursuant to valid lease agreements which are listed in Schedule 3(e)(ii) to this Agreement. To the Best Knowledge of any Stockholder or CNS, no event has occurred which, with the passage of time or the giving of notice by a third party would result in a default by CNS under any such lease. Said Schedule 3(e)(ii) sets forth the term of each such lease, the rental payments, additional rentals and impositions due, renewal or purchase options and other pertinent data.

(iii)    CNS’ leases, contracts and licenses were made at arms’ length with Persons who are not Affiliates of CNS, except as set forth in Schedule 3(e)(iii) to this Agreement. All leases, contracts and licenses with affiliated Persons are identified on said Schedule 3(e)(iii) are on terms which are no less favorable to CNS that CNS could obtain from a non-affiliated third party.

(iv)    No consent of any lessor of real or personal property is required for the execution and performance by CNS of its obligations pursuant to this Agreement, except as may be disclosed in Schedule 3(a)(vi) to this Agreement.

(v)    CNS has delivered to Parent a true and correct lien search of CNS in all states and counties in which any of CNS’ assets are located, as of a date not earlier than September 30, 2005. None of CNS’ assets are subject to any encumbrances or other Claims, except as disclosed in the Financial Statements or as set forth in Schedule 3(e)(ii) or Schedule 3(e)(v) to this Agreement and except for Permitted Encumbrances.

(vi)    To the Best Knowledge of any Stockholder or CNS, CNS and each of its predecessors and Affiliates have complied and are in compliance with all Environmental, Health and Safety Requirements and neither CNS nor any of its predecessors and Affiliates has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released or dealt in any manner with any hazardous materials, and never owned or leased any real property on which any of such activities were conducted. Neither CNS nor any of its predecessors or Affiliates has, either expressly or by operation of law, assumed or undertaken any liability, including, without limitation, any obligation with respect to corrective or remedial action, on its own behalf or on behalf of any other Person, relating to Environmental, Health and Safety Requirements. No facts, events or conditions relating to the past or present facilities, properties or operations of CNS or any of its predecessors and Affiliates will prevent, hinder or limit continued compliance with Environmental, Health and Safety Requirements, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental, Health and Safety Requirements or give rise to other Liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), pursuant to Environmental, Health and Safety Requirements.

(f)    Litigation. CNS is not a party to any pending litigation or any governmental investigation or proceeding, not reflected in the Financial Statements, and to the Best Knowledge of CNS or any Stockholder, no litigation, claims, assessments or any governmental actions or proceedings are threatened against CNS nor is there any basis therefor.

(g)    Taxes. Except as set forth in Schedule 3(g) to this Agreement, CNS has filed all federal, state, county and local income, excise, profits, franchise, property, sales, use, occupancy, value-added and other tax returns, reports and forms required by law to be filed by it, such returns, reports and forms are true and correct, all taxes have been paid in a timely manner, and CNS has incurred no penalties with respect to any taxes. No delinquency exists with respect to payment of any tax, assessment or other governmental charge owing by CNS. There are no material unresolved questions or claims concerning any tax liability of CNS. CNS has not waived or agreed to waive the statute of limitation with respect to any tax matter. CNS has not received any notice that any of its tax returns or reports are subject to audit by any taxing authority.

(h)    Contracts and Commitments.

(i)    Except for contracts set forth in Schedule 3(e)(ii), Schedule 3(e)(iii), Schedule 3(h)(i), Schedule 3(h)(v), Schedule 3(h)(vii), Schedule 3(h)(x) and Schedule 3(p)(i) to this Agreement, there are no other contracts or agreements, whether written or oral and whether formal or informal to which CNS is a party. CNS has provided to Parent a complete copy of each contract to which CNS is a party and a complete description of any oral contract, including any amendment or modification to an existing contract.

(ii)    Schedule 3(h)(ii) to this Agreement sets forth a list of each client who, together with its Affiliates, accounted for at least three percent (3%) of CNS’ revenues for any of the years ended December 31, 2004 or 2003 or the nine months ended September 30, 2005.

(iii)    Except as set forth in Schedule 3(h)(i) of this Agreement, CNS has no outstanding contracts, agreements or commitments (A) with its officers, employees, agents, consultants, advisors, salesmen, sales representatives, distributors or dealers that are not cancelable by CNS on notice of not longer than thirty (30) days and without liability, penalty or premium, or (B) relating to the borrowing or lending of money.

(iv)    Schedule 3(h)(iv) to this Agreement identifies each employee benefit plan (a “Plan”), as that term is defined in Section 3(3) of the Employment Retirement Income Security Act of 1974, as amended (“ERISA”), bonus, deferred compensation, profit sharing, stock purchase, stock option, or retirement arrangement, whether legally binding or not, in which CNS participates or to which or pursuant to which CNS has or may have financial obligations. CNS and each of CNS’ ERISA Affiliates are in compliance in all material respects with the terms of each Plan and each Plan complies in all material respects with the applicable provisions of the Code and ERISA and the regulations and published interpretations thereunder. Within the times and in the manner prescribed by law, CNS has filed all returns (in-clud-ing, without limitation, Forms 5500) required by law for all Plans maintained by CNS. No Reportable Event, as defined in Section 4043(b) of ERISA or the regulations thereunder for which the thirty (30) days’ notice requirement has not been waived by the Pension Benefit Guaranty Corporation, has occurred with respect to any Plan administered by CNS or any administrator des-ig-nated by CNS or any ERISA Affiliate. As of July 31, 2005, there is, and on the Closing Date there will be, no unfunded liability under any Plan. Neither CNS nor any ERISA Affiliate has engaged in any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code, excluding any transactions which are ex-empt under Section 408 of ERISA or Section 4975 of the Internal Revenue Code) with respect to any Plan which CNS or any ERISA Affiliate maintains, or to which CNS or any ERISA Affiliate contributes, which could subject it or any such other Person to any material liability. There are no material actions, suits or claims pending or, to the Best Knowledge of CNS or any Stockholder, any material actions, suits or claims which could reason-ably be expected to be asserted, against any Plan maintained by CNS or any ERISA Affiliate, the assets thereof, or against it in connection with any Plan. CNS is not a participant in or contributor to any multiemployer benefit plan, and CNS has no formal or informal agreement requiring contribution to, any multiemployer benefit plan. CNS and each ERISA Affiliate have made all payments due with respect to each Plan not later than the date such payments were due, and CNS does not have any liability for any penalties or other assessments relating to the Plans or otherwise under ERISA. An ERISA Affiliate shall mean any entity that is a member of a “controlled group of corporations” with, or is under “common control” with, or is a member of the same “affiliated service group” with CNS, as defined in Section 414(b), 414(c) or 414(m) of the Code.

(v)    CNS has made no payments or commissions or provided any benefits to others in connection with any sales or proposed sales by CNS, except to employees of CNS or sales representatives regularly engaged by CNS to promote the sale of its products and services. None of such employees or sales representatives is employed or engaged as a consultant, advisor, purchasing representative, employee, officer, director or otherwise, whether paid or unpaid, by any customer or client or proposed customer or client or by any government or governmental agency or body of any kind and description or by any other Person, firm or corporation or hold political office or position (whether or not paid) with any government or governmental agency or body or receive remuneration for services rendered from any Person other than CNS.

(vi)    Each employee of CNS has signed a non-disclosure in the form attached as Schedule 3(h)(vi) to this Agreement except as set forth in said Schedule 3(h)(vi).

(vii)    CNS has not given any power of attorney to any Person for any purpose whatsoever nor has CNS designated any Person as an agent of CNS for any purpose whatsoever.

(viii)    CNS is not restricted by any agreement from carrying on its business anywhere in the world.

(ix)    Schedule 3(h)(ix) and, with respect to any Plan, Schedule 3(h)(iv), to this Agreement set forth a list of all insurance policies and bonds in force with respect to CNS and CNS’ business, property, and assets, copies of which have previously been delivered to Parent; and to the Best Knowledge of any Stockholder or CNS, such policies and bonds are maintained in such amounts and against such risks, as, in the reasonable judgment of CNS, is necessary to protect CNS’ assets and properties.

(x)    Schedule 3(h)(x) to this Agreement sets forth all political and charitable contributions made by CNS or by Stockholder (on behalf of CNS or in connection with the Business) since January 1, 2000.

(i)    Material Customers. Schedule 3(i) identifies each material customer or client and sets forth the revenue generated from such customer and its affiliates for the year ended December 31, 2004 and the nine months ended September 30, 2005. A material customer, for purposes of this Agreement is a customer or client which represented at least one percent (1%) of CNS’ consolidated revenue for either of the years ended December 31, 2004 or 2003 or the nine months ended September 30, 2005. Except as may be disclosed in Schedule 3(i) to this Agreement, no material customer of CNS has canceled or otherwise terminated the services or, to the Best Knowledge of any Stockholder or CNS, advised CNS in writing of its intention to reduce the scope of services provided by CNS. None of the agreements to which CNS is a party provide that a transaction such as the transaction provided by this Agreement would result in a termination of the agreement, and CNS has not been advised by any client that the transactions contemplated by this Agreement will affect any agreements or the relationship between CNS and any of its material clients.

(j)    Compliance with Laws. CNS is in full compliance with all Laws applicable to its business (including, without limitation, with respect to zoning, building, wages, hours, hiring, firing, promotion, equal opportunity, pension and other benefit, immigration, nondiscrimination, warranties, advertising or sale of products, trade regulations, anti-trust or control and foreign exchange or, to the Best Knowledge of any Stockholder of CNS, Environmental, Health and Safety Requirements). There are no licenses, permits and other governmental authorizations (collectively, “permits”) required by CNS for the operation of its business except as set forth is Schedule 3(j) to this Agreement, all of which have been obtained by CNS and are in full force and effect, and CNS is in all material respects complying therewith. To the Best Knowledge or any Stockholder or CNS, CNS has filed with the proper authorities all statements, reports, information and forms required by all applicable laws. CNS has not received written notice or informal advice concerning any revocation or limitation of any permit and no such proceeding is pending, or, to the Best Knowledge of any Stockholder or CNS, threatened. In the event that, on the Closing Date, CNS shall not be in compliance with such laws, Parent may terminate the Agreement at any time prior to Closing.

(k)    No Defaults.

(i)    CNS has performed, in accordance with the terms thereof, all material obligations required to be performed by it, and CNS is not in default, in any material respect, under any agreement to which it is a party, except as set forth in Schedule 3(k) to this Agreement. Each such agreement is a legal, valid and binding obligation of CNS and, to the Best Knowledge of any Stockholder or CNS, the other parties thereto, enforceable in accordance with its terms. There are no material breaches or material defaults of or liabilities arising from any breach or default of any provision of any agreement by any party thereto, which would, to the Best Knowledge of any Stockholder or CNS, have a Material Adverse Effect. No event has occurred which, with or without the lapse of time or giving of notice, or both, would constitute such a breach or default thereof by CNS or, to the Best Knowledge of any Stockholder or CNS, any other party thereto or would cause acceleration of any material obligation of any party thereto.

(ii)    CNS is not in violation of its Organizational Documents or any Law, judgment, injunction, decree or order, applicable to it. The execution and delivery of this Agreement by Stockholders and the consummation of the transactions contemplated by this Agreement will not result in any such violation or a violation of CNS’ Organizational Documents or any applicable Law or be in conflict with, constitute a default under, or result in a violation of, or give rise to any right of termination, cancellation or acceleration under, any agreement to which CNS is a party or any order or governmental regulation applicable to CNS or the business or operations of CNS, except as disclosed in Schedule 3(a)(vi) to this Agreement. CNS is not a party to or bound by any agreement the performance of which by CNS or the breach of which by CNS would have or is likely to have a Material Adverse Effect.

(l)    Intellectual Property Rights.

(i)    Schedule 3(l) to this Agreement sets forth a true and complete list of any existing patents and patent applications, trademark registrations and applications, service mark registrations and applications, copyright registrations and applications, material unregistered trademarks, service marks, and copyrights, and Internet domain names used by CNS or held for use in connection with the business of CNS, together with all licenses related to the foregoing, whether CNS is the licensee or licensor thereunder. Said Schedule 3(l) also list each license to which CNS is a party, whether as licensor or licensee. In the normal course of its business, CNS uses readily available software. CNS has sufficient use licenses relating to such software to enable CNS to continue to use the software in its present manner.

(ii)    CNS is the sole and exclusive owner or valid licensee of all such patents, trademarks, service marks, trade names, trade secrets, software and other intellectual property, free and clear of all liens or encumbrances other than the rights of licensors under license agreements and, with respect to licensed intellectual property, liens and encumbrances incurred by Persons other than CNS or Stockholder and Permitted Encumbrances, as hereinafter defined. CNS has sufficient use licenses relating to all such software to enable CNS to continue to use the software in its present manner.

(iii)    CNS owns or has the valid right to use all of the intellectual property used by it or held for use by it in connection with its business. To the Best Knowledge of CNS or any Stockholder, there are no conflicts with or infringements of any intellectual property owned by CNS by any third party. To the Best Knowledge of Company or any Stockholder, the conduct of the businesses of CNS as currently conducted does not conflict with or infringe in any way on any proprietary right of any third party. There is no claim, suit, action or proceeding pending or, to the Best Knowledge of CNS or any Stockholder, threatened against CNS (i) alleging any such conflict or infringement with any third party’s proprietary rights or (ii) challenging the ownership, use, validity or enforceability of the intellectual property.

(iv)    CNS is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to intellectual property.

(v)    CNS is not obligated or under any liability whatsoever to make any payments by way of royalties, fees or otherwise to any owner of, licensor of, or other claimant to, any intellectual property, with respect to the use thereof or in connection with the conduct of its business or otherwise. CNS has not granted any licenses or manufacturing rights with respect to its business.

(vi)    CNS owns and has the unrestricted right to use all trade secrets, including know-how, inventions, software, designs, processes, and technical data required for or incident to the development, manufacture, operation and sale of all products and services sold or proposed to be sold by CNS free and clear of any rights, liens or claims of others including without limitation, all current and former employees, consultants, officers, directors and stockholders of CNS.

(vii)    All software and other intellectual property developed by CNS for its clients was developed by or licensed to CNS in a manner which permits such use, and none of the work performed by CNS for its clients violates or infringes upon the intellectual property rights of any third party.

(viii)    Except as may be disclosed in Schedule 3(l), none of the trademarks or trade names of CNS is registered as a trademark with the United States Patent and Trademark Office or as a trade name or fictitious name with any state governmental agency. Neither CNS nor any Stockholder makes any representation or warranty as to CNS’ exclusive ownership or right to use any trademark, service mark or trade name of CNS.

(m)    Employee Relations. Except as set forth on the Schedule 3(m) to this Agreement:

(i)    There is no labor strike, dispute, corporate campaign, slowdown, stoppage or lockout actually pending, or to the Best Knowledge of CNS or any Stockholder, threatened against or affecting CNS and during the past five years there has not been any such action.

(ii)    CNS is not a party to or bound by any collective bargaining or similar agreement with any labor organization or work rules or practices agreed to with any labor organization or employee association applicable to employees of CNS.

(iii)    No labor union has been certified by the National Labor Relations Board as bargaining agent for any of the employees of CNS; no notice has been received from any labor union stating that it has been designated as the bargaining agent for any of said employees; and no petition has been filed by any labor union requesting an election to determine whether or not it is the exclusive bargaining agent for any of said employees.

(iv)    None of the employees of CNS is represented by any labor organization and, to the Knowledge of CNS, there have been no union organizing activities among the employees of CNS within the past five years, nor does any question concerning representation exist concerning such employees.

(v)    CNS has never experienced any work stoppage or other labor difficulty.

(vi)    A true and complete copy of each written personnel policy, rule and procedure applicable to employees of CNS is included in Schedule 3(m) to this Agreement.

(vii)    CNS is, and has at all times been, in compliance, in all material respects, with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and is not engaged in any unfair labor practices, as defined in the National Labor Relations Act or other applicable laws.

(viii)    There is no unfair labor practice charge or complaint against CNS pending or, to the Knowledge of CNS, threatened before the National Labor Relations Board or any similar state or foreign agency.

(ix)    There is no presently pending grievance arising out of any grievance procedure.

(x)    To the Best Knowledge of CNS or any Stockholder, no charge with respect to or relating to CNS is pending before the Equal Employment Opportunity Commission or any other agency responsible for the prevention of unlawful employment practices.

(xi)    CNS has not received notice of the intent of any federal, state, local or foreign agency responsible for the enforcement of labor or employment laws to conduct an investigation with respect to or relating to CNS, and no such investigation is in progress.

(xii)    There are no complaints, lawsuits or other proceedings pending or, to the Best Knowledge of CNS or any Stockholder, threatened in any forum by or on behalf of any present or former employee of CNS, any applicant for employment or classes of the foregoing alleging breach of any express or implied contract of employment, any laws governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(xiii)    Schedule 3(m)(xiii) to this Agreement sets forth a true and complete list of (i) the names and current salaries of all directors and elected and appointed officers of CNS, and the family relationships, if any, among such persons, and (ii) the wage rates for non-salaried and non-executive salaried employees whose current compensation is at annual rate of at least $50,000. Schedule 3(h)(v) to this Agreement sets forth a true and complete list of all group insurance programs in effect for employees of CNS.

(xiv)    CNS is not in default with respect to any of its obligations referred to in Section 3(m)(xiii) of this Agreement. To the Best Knowledge of CNS and any Stockholder, no officer or key employee has any plans to terminate employment with CNS as a result of the Merger or otherwise.

(n)    Related Party Transactions. Except as set forth in Schedule 3(e)(iii) and Schedule 3(n) to this Agreement, and except for compensation to regular employees of CNS and the reimbursement of expenses incurred on behalf of CNS in the ordinary course of business, no current or former Affiliate of CNS is now, or has been since January 1, 2003, (i) a party to a transaction or contract with CNS or (ii) the direct or indirect owner of an interest in any Person which is a present or potential competitor, supplier, customer or client of CNS (other than immaterial holdings in publicly-traded entities), nor does any such Affiliate receive income from any source other than CNS which relates to the business of, and should properly accrue to, CNS.

(o)    Restricted Nature of Parent Shares. Each Stockholder:

(i)    is an accredited investor within the meaning of Rule 501 of the Commission pursuant to the Securities Act;

(ii)    is acquiring the Parent Shares pursuant to this Agreement for investment and not with a view to the sale or distribution thereof;

(iii)    understands that the Parent Shares constitute restricted securities within the meaning of Rule 144 of the Commission pursuant to the Securities Act and may not be sold or otherwise transferred except pursuant to an effective registration statement or an exemption from the registration requirements of the Securities Act;

(iv)    acknowledges that Stockholders have no registration rights with respect to the Parent Shares except as provided in Exhibit F to this Agreement;

(v)    has been advised by counsel as to the meaning and implication of the acquisition of restricted securities and the illiquid nature of the Parent Shares;

(vi)    acknowledges that the certificate or certificates for the Parent Shares will bear Parent’s customary Securities Act restrictive legend; and

(vii)    acknowledges that he understands that an investment in the Parent Shares involves a high degree of risk, that Parent is a shell company with no operations and no substantial assets, and that there is no trading market for the Parent Stock and neither Parent nor Acquisition Company can give any assurance that there will ever be any market for the Parent Shares.

(p)    No Broker.

(i)    Neither Stockholder nor CNS nor any of their respective agents or employees has employed or engaged any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement, except as set forth in Schedule 3(p)(i) to this Agreement. Said Schedule 3(p)(i) also sets forth the compensation payable to such finder or broker. The broker identified in Schedule 3(p)(i) is referred to as “CNS’ Broker,” and all compensation payable to CNS’ Broker shall be paid by Stockholders at the Closing or Stockholders shall have provided for payment in a manner which provides for a general release in favor of CNS, Acquisition Company and Parent.

(ii)    Stockholders shall jointly and severally indemnify and hold CNS, Parent, their respective officers, directors and Affiliates harmless from and against any manner of loss, damage, liability or expense, including reasonable fees and expenses of counsel, as a result of any fees or commissions due to any finder or broker for compensation in connection with the transactions contemplated by this Agreement, except for claims from brokers engaged by Parent, Acquisition Company and their respective Affiliates.

(q)    Potential Conflict of Interest.

(i)    No Stockholder nor any officer or director of CNS owns or holds, directly or indirectly, any interest in (excepting holdings solely for passive investment purposes of securities of publicly held and traded entities constituting less than 5% of the equity of any such entity), or is an officer, director, employee or consultant of any Person that is, a competitor, lessor, lessee, customer or supplier of CNS or which conducts a business which develops or markets products which are reasonably expected to compete with CNS’ business.

(ii)    No Stockholder nor any officer or director of CNS:

(A)    owns or holds, directly or indirectly, in whole or in part, or has any interest in any intellectual property or other property and assets used by CNS or its clients;

(B)    has any claim, charge, action or cause of action against CNS, except for claims for reasonable unreimbursed travel or entertainment expenses, accrued vacation pay or accrued benefits under any employee benefit plan existing on the date hereof, and any claims for accrued compensation disclosed on Schedule 3(q) to this Agreement;

(C)    has made, on behalf of CNS, any payment or commitment to pay any commission, fee or other amount to, or to purchase or obtain or otherwise contract to purchase or obtain any goods or services from, any other Person of which any Stockholder or any officer or director of CNS (or, to the Best Knowledge of CNS or any Stockholder, a relative of any of the foregoing) is a partner or stockholder (except holdings solely for passive investment purposes of securities of publicly held and traded entities constituting less than 5% of the equity of any such entity); or

(D)    owes any money to CNS or

(E)    has any material interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of CNS.

(r)    Propriety of Past Payments.

(i)    No unrecorded fund or asset of CNS has been established for any purpose.

(ii)    No accumulation or use of corporate funds of CNS has been made without being properly accounted for in the books and records of CNS.

(iii)    No payment has been made by or on behalf of CNS with the understanding that any part of such payment is to be used for any purpose other than that described in the documents supporting such payment.

(iv)    None of CNS, any director, officer, employee or agent of CNS or any other Person associated with or acting for or on behalf of CNS has, directly or indirectly, made any illegal contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services:

(A)    to obtain favorable treatment for Stockholder, CNS or any Affiliate of CNS in securing business;

(B)    to pay for favorable treatment for business secured for Stockholder, CNS or any Affiliate of CNS;

(C)    to obtain special concessions, or for special concessions already obtained, for or in respect of Stockholder, CNS or any Affiliate of CNS, or

(D)    otherwise for the benefit of any Stockholder, CNS or any Affiliate of CNS in violation of any federal, state, local, municipal, foreign, international, multinational or other administra-tive order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty (including existing site plan approvals, zoning or subdivision regulations or urban redevelopment plans relating to real property).

(v)    Neither CNS nor any Stockholder, current director, officer, agent, employee or other Person acting on behalf of CNS, has accepted or received any unlawful contribution, payment, gift, kickback, expenditure or other item of value.

(s)    Bank Accounts. Schedule 3(s) to this Agreement sets forth the names and locations of all banks, trust companies, savings and loan associations, other financial institutions, brokerage accounts, mutual funds or other institutions at which CNS maintains safe deposit boxes, checking accounts, brokerage or mutual fund accounts or other accounts of any nature and the names of all Persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

(t)    Copies of Documents. The copies of all insurance policies, agreements, other contracts and other instruments listed in the Schedules and a summary of any of the foregoing which are oral contracts have been delivered to, or made available for inspection by, Parent.

(u)    No Material Adverse Event. There is no fact which materially and adversely affects the business, operations or financial condition of CNS which has not been set forth in this Agreement or in the Schedules.

(v)    Reliance by Parent. No representation or warranty set forth in this Section 3 or in the Schedules to the Agreement contains or shall contain any untrue statement of a material fact or, when taken with all such representations, warranties, certificates and other materials so listed in the Schedules, omitted, omits or will omit to state a material fact necessary to make the statements contained herein and therein, when taken together, not misleading, and Parent may rely on the representations set forth in this Section 3 notwithstanding any investigation it may have made. Notwithstanding the foregoing, Parent acknowledges that no representation or warranty is made by Stockholders with respect to any projections made by CNS or Stockholders. The representations and warranties contained in this Section 3 are the exclusive representations and warranties of Stockholders and CNS. Except as expressly provided in this Section 3, Parent and Acquisition Company acknowledge and agree that Stockholders and CNS have not made, and Parent and Acquisition Company have not relied upon, any representation or warranty.

4.    Representations and Warranties of Parent and Acquisition Company. Parent and Acquisition Company hereby, jointly and severally, represent and warrant to CNS and Stockholders as follows:

(a)    Organization.

(i)    Each of Parent and Acquisition Company is a corporation, duly organized, validly existing and in good standing under the laws of the state of its incorporation and has full power and authority to carry on its business as and where such business is operated. Each of Parent and Acquisition Company has full power to carry out the transactions provided for in this Agreement. All necessary corporate action required to be taken by Parent and Acquisition Company relating to the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement has been duly and validly taken, and this Agreement constitutes the legal, valid and binding and enforceable obligation of Parent or Acquisition Company.

(ii)    The execution and performance of this Agreement will not constitute a breach of any agreement, indenture, mortgage, license or other instrument or document to which Parent or Acquisition Company is a party or by which its assets and properties are bound, and will not violate any judgment, decree, order, writ, rule, statute, or regulation applicable to Parent, Acquisition Company or their respective properties. The execution and performance of this Agreement will not violate or conflict with any provision of the Organizational Documents of Parent or Acquisition Company. No approval or consent of, or notice to or filing with, any Person not a party to this Agreement or any governmental or quasi-governmental agency, is necessary to authorize the execution or delivery of this Agreement or the consummation of any of the transactions contemplated herein by Parent or Acquisition Company, as the case may be, other than filing required pursuant to the Securities Act or state securities laws and filings with the Corporation Commission.

(iii)    All of the Parent Shares have been authorized for issuance and, when issued pursuant to this Agreement, will be duly issued, fully paid and non-assessable, and not subject to any preemptive right or right of first refusal.

(iv)    The Warrants have been authorized for issuance and constitute the valid, binding an enforceable obligation of Parent, and the shares of Parent Stock, when issued upon exercise of the Warrants, will be duly issued, fully paid and non-assessable.

(v)    The authorized capital stock of Parent consists of 10,000,000 shares of preferred stock, par value $.0001 per share, none of which have been issued or authorized for issuance, and 90,000,000 shares of Parent Stock, of which 4,500,000 shares will be outstanding upon completion of the Closing and 25,900,000 shares will be reserved for issuance as set forth on Schedule 4(a)(iv) to this Agreement. Except as provided in or contemplated by this Agreement as set forth in said Schedule 4(a)(iv), Parent has no outstanding or authorized warrants, options, other rights to purchase or otherwise acquire capital stock or any other securities of Parent, preemptive rights, rights of first refusal, registration rights or related commitments of any nature.

(vi)    The authorized capital stock of Acquisition Company consists of 1,000 shares of common stock, par value $.0001 per share, all of which are outstanding and owned by Parent. Acquisition Company was formed solely for the purpose of entering into this Agreement and it has no significant assets, no liabilities and has not engaged in any business activities.

(vii)    Copies of Parent’s and Acquisition Company’s respective certificate of incorporation and by-laws, each as amended to date and certified by its Secretary or Assistant Secretary within 30 days prior to the date hereof, are attached hereto as Schedule 4(a)(vi) to this Agreement and are complete and correct in all respects, are in full force and effect, and neither entity is in violation of any of the provisions of its Certificate of Incorporation or By-laws.

(b)    Parent SEC Documents. Parent has previously made available to Stockholders all filings (collectively, the “Parent SEC Documents”) made by Parent pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Parent SEC Documents, as of their respective dates, complied in all material respects with the requirements of the Exchange Act, and the rules and regulations of the Commission thereunder, are available on the Commission’s EDGAR system and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements included in the Parent SEC Documents (the “Parent Financial Statements”) present and reflect, in accordance with generally accepted accounting principles, consistent applied, the financial condition of Parent on the balance sheet dates and the results of its operations, cash flows and changes in stockholders’ equity for the periods then ended in accordance with generally accepted accounting principles, consistently applied.

(c)    No Adverse Change. Since the date of Parent’s latest audited balance sheet included in the Parent SEC Documents, there have not been any material adverse change in the financial condition of Parent, although Stockholders recognize that Parent has continued not to generate revenue and has continued to operate at a loss as a result of ongoing expenses, including expenses relating to this Agreement and the consummation of the transactions contemplated hereby.

(d)    No Defaults. Neither Parent nor Acquisition Company is in violation of its Organizational Documents or any judgment, decree, injunction or order, applicable to it. The execution and delivery of this Agreement by Parent and Acquisition Company and the consummation of the transactions contemplated by this Agreement and the Other Agreements will not result in any such violation or a violation of Parent’s or Acquisition Company’s Organizational Documents or any applicable Law.

(e)    Litigation. There are no material claims, actions, suits, proceedings, inquiries, labor disputes or investigations (whether or not purportedly on behalf of Parent or Acquisition Company) pending or, to Parent’s Best Knowledge, threatened against Parent or Acquisition Company or any of its assets, at law or in equity or by or before any governmental entity or in arbitration or mediation. No bankruptcy, receivership or debtor relief proceedings are pending or, to the best of Parent’s knowledge, threatened against Parent or Acquisition Company.

(f)    Taxes. Parent has filed all federal, state, county and local income, excise, property and other tax, governmental and/or related returns, forms, or reports, which are due or required to be filed by it prior to the date hereof, except where the failure to do so would have no material adverse impact on Parent, and has paid or made adequate provision in the Parent Financial Statements for the payment of all taxes, fees, or assessments which have or may become due pursuant to such returns or pursuant to any assessments received. Parent is not delinquent or obligated for any tax, penalty, interest, delinquency or charge. Except as may be disclosed in the Parent SEC Documents, there have not been during the past three (3) years nor are there currently in progress any examinations, audits, proceedings, notices, waivers, asserted deficiencies or disputed valuations or other claims against the Parent relating to taxes for any period or periods, and no notice of any claim for taxes, whether pend-ing or threatened, has been received.

(g)    No Broker.

(i)    Neither Parent nor Acquisition Company nor any of their respective agents, Affiliates or employees has employed or engaged any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement.

(ii)    Parent shall indemnify and hold Stockholders harmless against any loss, damage, liability or expense, including reasonable fees and expenses of counsel, as a result of any brokerage fees, commissions or finders’ fees which are due as a result of the consummation of the transaction contemplated by this Agreement, except for claims from brokers engaged by CNS or any Stockholder.

(h)    Reliance by CNS and Stockholders. No representation or warranty set forth in this Section 4 contains or shall contain any untrue statement of a material fact or, when taken with all such representations, warranties, certificates and other materials omitted, omits or will omit to state a material fact necessary to make the statements contained herein, when taken together, not misleading, and there is no fact which materially and adversely affects the business, operations or financial condition of Parent or Acquisition Company which has not been set forth in this Agreement or in the Parent Financial Statements. Stockholders and CNS may rely on the representations set forth in this Section 4 notwithstanding any investigation they may have made.

5.    Covenants of the Parties.

(a)    Access to Records; Properties.

(i)    During the period between the date of this Agreement and the Closing Date, CNS shall, and Stockholders shall cause CNS to, give Parent and its representatives, including its independent accountants, counsel and representatives of potential investors, full and prompt access to all of CNS’ premises and all of CNS’ books and records, including, without limitation, copies of all filings with the Department of Labor, the Internal Revenue Service and any other taxing authority, customs and immigration authorities, applicable building and zoning authorities; provided that such investigation shall not unreasonably interfere with CNS’ business. In furtherance of the foregoing, Stockholders and CNS shall provide Parent with such information concerning CNS and its business as Parent may reasonably request in connection with the performance by Parent and potential investors of their due diligence.

(ii)    During the period between the date of this Agreement and the Closing Date, Parent shall provide Stockholders with such information concerning Parent and its business as Stockholders may reasonably request in connection with the performance of their due diligence.

(b)    Operation of Business Prior to Closing.

(i)    Stockholders and CNS agree that from the date of this Agreement to the Closing Date, without Parent’s prior written consent, CNS will operate its business substantially as it is presently operated and only in the ordinary course of business. CNS will duly comply with all applicable laws as may be required on its part to effect the transactions contemplated by this Agreement and in the conduct by CNS of its business and the operation and use of its properties and assets. CNS shall promptly correct any violations of any zoning ordinances, building, fire or other codes or Environmental, Health and Safety Requirement and shall take any action requested by CNS’ insurance carrier as necessary to enable CNS to obtain or maintain its insurance at standard or, if available, preferential rates. CNS shall also correct any conditions which would or could, if known to the lessor of any real property leased by CNS, give such lessor the right to either increase the rent for the leased premises or terminate the lease. CNS and Stockholders shall take such action as may be necessary to insure that the representations and warranties set forth in Paragraph 3 of this Agreement are true on the Closing Date with the same force and effect as if made on and as of such date. Without limiting the generality of the foregoing, neither any Stockholder nor CNS will, without the prior written approval of Parent:

(A)    enter into any agreements, purchase or sell any capital assets or enter into agreements or commitments with respect to the purchase or sale of capital equipment;

(B)    incur any encumbrances or other Claims (whether consensual or involuntary) with respect to CNS’ assets other than Permitted Encumbrances;

(C)    subject any of CNS’ property or assets to any Claims; fail to obtain the consent of any lessors and governmental entities whose consent is required for the consummation of the transactions contemplated by this Agreement, except as provided in Schedule 3(e) to this Agreement;

(D)    make any charitable or political contribution;

(E)    waive any right of material value;

(F)    enter into or assume any contract or liability, except in the ordinary course of business consistent with past practices;

(G)    cancel or permit to lapse any insurance policy or surety bond presently carried by CNS,

(H)    do any act or omit to do any act, or permit any act or omission to act, which will or could cause a material breach of any material contract, commitment or obligation of CNS.

(ii)    CNS shall take all action necessary in order that the conditions set forth in Section 6 of this Agreement are met.

(iii)    Neither Parent nor Acquisition Company shall engage in any business activities that are not related to the negotiation and execution of this Agreement and the transactions contemplated by this Agreement.

(c)    Non-competition. Each Stockholder hereby covenants and agrees that, from the date of this Agreement until four (4) years from the Effective Date, such Stockholder will not directly or indirectly, without the prior consent of Parent, (i) engage in the Business in the United States and, to the extent that CNS, Parent or one or more of their Affiliates is operating in countries outside of the United States, during such period, those countries in which CNS, Parent and their Affiliates operate (whether for profit or not for profit), whether as an officer, director, consultant, stockholder, guarantor, principal, agent, member, operator, proprietor, employee, advisor or in any other manner in the United States, or (ii) solicit any present or proposed client or customer of CNS, Parent or any Affiliate of Parent or (iii) employ or engage any employee of CNS or Parent or any Affiliate of Parent until six months after such person ceased to be an employee, (iv) make any disparaging statements concerning Parent, CNS or their respective officers, directors, or employees, that could injure, impair or damage the relationships between Parent or CNS, on the one hand, and any of the employees, customers or suppliers or other Persons with whom they conduct business, or (v) aid or assist others with respect to any of the foregoing provided, however, that nothing herein shall be construed to prohibit any Stockholder from giving factual information required to be given pursuant to legal process, subject to the provisions of Section 5(d)(ii) of this Agreement. The parties hereto acknowledge and agree that this non-competition covenant is an integral part of this Agreement for which each Stockholder is receiving adequate compensation, that Parent would not enter in this Agreement without the inclusion of the this Section 5(c) and Sections 5(d) and 5(e) of this Agreement and that if any court of competent jurisdiction shall hold that the scope or duration of the covenant not to compete set forth in this Section 5(c) is not reasonable or otherwise enforceable, then the parties agree that such court shall enforce the covenant to the greatest extent permitted under applicable law. As used in this Section 5(c), a present client or customer shall mean a customer of CNS who is or was a customer or client of CNS at any time during the term of Stockholder’s employment with CNS and a prospective client or customer shall mean any client or customer actively solicited by CNS at any time during the one (1) year period ending on the date of the termination of Stockholder’s employment with CNS. The provisions of this Section 5(c) shall terminate immediately, automatically and permanently as to any Stockholder if CNS terminates such Stockholder’s employment with CNS prior to the expiration of the Term thereof, other than for Cause or by reason of such Stockholder’s death or Disability (for which purpose, the terms “Term,” “Cause” and “Disability” will have the respective definitions set forth in such Stockholder’s Employment Agreement).

(d)    Non-Disclosure and Non-Disturbance.

(i)    Each Stockholder agrees that he will not at any time use or disclose to any Person any Confidential Information relating to CNS, Parent or any Affiliate of Parent or any client of CNS or Parent which provided Confidential Information to such Stockholder; provided, however, that nothing in this Section 5(d) shall be construed to prohibit a Stockholder or CNS from using or disclosing such information if they can demonstrate that such information became public knowledge other than by or as a result of disclosure by a Person not having a right to make such disclosure. “Confidential Information” shall mean all information of a proprietary or confidential nature relating to any Person, including, but not limited to, such Person’s trade secrets or proprietary information, confidential know-how, and products, processes, inventions and discoveries, whether or not patentable, and information concerning such Person’s services, business, customer or client lists, proposed services, marketing strategy, pricing policies and the requirements of its clients and relationships with its lenders, suppliers, licensors, licensees and others with which a Person has a business relationship. Confidential Information will not, however, include any information that the Stockholder can demonstrate (a) has become publicly known or ascertainable other than as a result of disclosure by a person not having a legal right to make such disclosure; (b) has been lawfully and properly received unsolicited by a Stockholder after the termination of Stockholder’s employment with CNS from a third party who either is not under any non-disclosure obligation or who received the information directly or indirectly from a third party who was not subject to a non-disclosure obligation; or (c) has been approved for public release by written authorization of Parent or any of its Affiliates.

(ii)    In the event that any Confidential Information is required to be produced by any Stockholder pursuant to legal process, such Stockholder shall give Parent and CNS notice of such legal process within a reasonable time, but not later than ten (10) business days prior to the date such disclosure is to be made, unless the Stockholder has received less notice, in which event Stockholder shall immediately notify Parent and CNS. Parent and CNS shall have the right to object to any such disclosure, and if Parent or CNS objects (at Parent’s or CNS’ cost and expense) in a timely manner so that the Stockholder is not subject to penalties for failure to make such disclosure, the Stockholder shall not make any disclosure until there has been a court determination on Parent’s or CNS’ objections. If disclosure is required by a court order, final beyond right of review, or if Parent and CNS do not object to the disclosure, the Stockholder shall make disclosure only to the extent that disclosure is required by the court order, and, in compliance with express directions from Parent or CNS, the Stockholder will exercise reasonable efforts at Parent’s or CNS’ expense, to obtain reliable assurance that confidential treatment will be accorded the Confidential Information.

(iii)    Each Stockholder further agrees that he will take no action to induce or cause any of CNS’ present or prospective clients to cease engaging CNS or Parent or any Affiliate of Parent to which Parent may transfer CNS’ business, as the case may be, for its requirements for the type of service being rendered by CNS, Parent and their respective Affiliates or to reduce the scope of services performed by such Persons.

(iv)    Each Stockholder will not make any disparaging statements concerning CNS, Parent, their businesses, officers, directors and employees that could injure, impair, damage or otherwise affect the relationship between CNS or Parent, on the one hand, and any of CNS’ or Parent’s employees, suppliers, customers, clients or any other person with which CNS or Parent has or may conduct business or otherwise have a business relationship of any kind and description provided, however, that nothing herein shall be construed to prohibit any Stockholder from giving factual information required to be given pursuant to legal process, subject to the provisions of Section 5(d)(ii) of this Agreement.

(e)    Negotiation with Others; Disposition of Securities. During the period (the “Transition Period”) between the date of this Agreement and the first to occur of the Effective Date or January 15, 2006, Stockholders and CNS shall deal exclusively with Parent regarding the sale of CNS Stock and/or the assets of CNS or any acquisition of CNS, whether by way of merger, purchase of capital stock, purchase of assets or otherwise (a “Potential Transaction”) and, without the prior consent of Parent, neither any Stockholder nor CNS shall, directly or indirectly, (i) solicit, initiate discussions with or engage in negotiations with any Person, regardless of which party initiated any of the foregoing, (ii) provide information or documentation relating to CNS or its Business, or (iii) enter into any agreement with any Person other than Parent and Acquisition Company which relates directly or indirectly to a Potential Transaction. If any Stockholder or CNS shall receive any unsolicited inquiry relating to any of the foregoing, such Stockholder or CNS shall immediately notify Parent. In furtherance of the foregoing, during the Transition Period, neither any Stockholder nor CNS shall, without the prior written approval of Parent, conduct any discussions, negotiations or consultations with respect to, or engage or permit anyone acting on behalf of any of them, from entering into or conducting, or enter into any agreement, letter of intent or memorandum of understanding, whether written or oral, that relate, directly or indirectly to (A) any merger or business combinations, (B) any sale or purchase of assets other than transactions in the normal course of business consistent with past practice, (C) any sale or other issuance of any shares of any class of capital stock of CNS, including the issuance of any securities convertible into any class of capital stock, (D) any grant or issuance of any right or option to acquire any assets or stock of CNS, (E) any loans, financing or borrowings by CNS or the grant of any security interest in any of the assets of CNS or in the stock of CNS, except that CNS may continue to borrow under its existing credit facility as disclosed in the Financial Statements.

(f)    Injunctive Relief. Each Stockholder and CNS agrees that his or its violation or threatened violation of any of the provisions of Sections 5(c), (d) and (e) of this Agreement, shall cause immediate and irreparable harm to Parent. In the event of any breach or threatened breach of said provisions, Stockholders and CNS consent to the entry of preliminary and permanent injunctions by a court of competent jurisdiction prohibiting such party from any violation or threatened violation of these provisions and compelling Stockholders and CNS to comply with these provisions. This Section 5(f) shall not affect or limit, and the injunctive relief provided in this Section 5(f) shall be in addition to, any other remedies available to Parent at law or in equity.

(g)    Obtain Consents. Stockholders and CNS shall obtain all necessary consents to the consummation by Stockholders and CNS of the transactions contemplated by this Agreement other than consents that are not required by Acquisition Company, provided, however, that Parent and Acquisition Company will be solely responsible, at their expense, for any other filing or other requirements under applicable state or federal securities laws and regulations. CNS and Acquisition Company shall jointly obtain the consent of the Corporation Commission to the Merger.

(h)    Payment of Indebtedness to Bank. Parent shall pay or shall cause CNS to pay in full at Closing all outstanding principal and accrued interest, if any, on the following indebtedness to United Bank, all at Parent’s sole cost and expense without any right of reimbursement, contribution or setoff from the Stockholders or CNS, against a release by United Bank of its liens and any other obligations of CNS to United Bank in form and substance acceptable to the successor lender. The principal amount and accrued interest on CNS’ obligations to United Bank under the line of credit, including any overdraft, and term loan as of the date of this Agreement are set forth on Schedule 5(h) to this Agreement.

(i)    Post-Closing Funding. Following the Closing, CNS and Parent shall develop a three-year forecast to expand CNS’ baseline business based upon business plans and forecasts to be developed by CNS and approved by Parent’s board of directors. Subject to the review and approval of  Parent’s board of directors, working capital up to $750,000 will be allocated to support these business expansion needs.

6.    Conditions to the Obligation of Parent and Acquisition Company to Close. The obligations of Parent and Acquisition Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions at or prior to Closing unless waived by Parent:

(a)    Representations and Warranties. On the Closing Date, the representations and warranties of CNS and Stockholders shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on such date, and Stockholders and CNS shall have performed all of their respective obligations required to be performed by them pursuant to this Agreement at or prior to the Closing Date, and Parent shall have received the certificate of Stockholders and CNS to such effect and as to matters set forth in Sections 6(b), 6(c) and 6(d) of this Agreement.

(b)    Consents. CNS shall have obtained the consent of every client, customer, client and other Person whose consent is required for the consummation of the transactions contemplated by this Agreement.

(c)    No Material Adverse Change. No Material Adverse Change in the business or financial condition of CNS shall have occurred or be threatened since the date of this Agreement, and no action, suit or proceedings shall be threatened or pending before any court or governmental agency or authority or regulatory body seeking to restraint, prohibition or the obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated by this Agreement or that, if adversely decided, has or may have a material adverse effect on any of the assets, properties, business, prospects, operations or condition (financial or otherwise) of CNS.

(d)    Tax and ERISA Payments. All federal, state and local withholding taxes due with respect to all payroll periods ending prior to the Closing Date shall have been paid; all amounts withheld from employees for contribution to any Plan shall have been paid to the trustees of such Plan, and evidence of such payments shall have been provided to Parent.

(e)    Updated Lien Searches. Lien searches on the assets of CNS shall have been conducted in the appropriate jurisdictions no later than ten (10) days prior to the Closing Date, and such searches shall reveal no liens or other Claims other than Permitted Encumbrances. Permitted Encumbrances shall mean obligations under capital leases listed on Schedule 6(e) of this Agreement, the security interest held by United Bank and the rights of CNS’s landlord as disclosed on Schedule 3(e)(ii).

(f)    Opinion of Counsel. Parent and Acquisition Company shall have received the opinion of counsel to CNS and Stockholders as to the matters set forth in Exhibit G to this Agreement.

(g)    Employment Agreements. CNS and each Stockholder shall have entered into three-year employment agreements (the “Employment Agreements”) in substantially the form of Exhibit H to this Agreement.

(h)    Articles of Merger. The Articles of Merger shall have been executed by Acquisition Company and CNS and delivered for filing with the Corporation Commission.

(i)    Escrow Agreement and Deliveries. Stockholders, Parent and the Escrow Agent shall have executed the Escrow Agreement, and the Escrow Agent shall have made the deliveries contemplated by Section 2(d) of this Agreement.

(j)    Board of Directors and Officers of CNS. The board of directors of CNS shall be composed of the individuals named of Exhibit B and the officers of CNS shall be the individuals named on said Exhibit B. In this connection, and Stockholders shall have delivered all resignations of all persons who are officers or directors CNS who are not listed in the positions set forth on said Exhibit B.

(k)    Key Person Life Insurance. CNS shall have obtained key man life insurance on the lives of each of Chris A. Wargo and James G. Dramby for two hundred fifty thousand dollars ($250,000), with CNS named as beneficiary and owner of the policies.

(l)    Termination of Stockholders’ Agreements. All stockholders and similar agreement to which CNS and any Stockholder is a party shall have been terminated and no Stockholder shall have any rights or obligations thereunder.

(m)    Certified Documents. CNS shall have delivered to Parent:

(i)    The articles of incorporation of CNS, certified by the Corporation Commission.

(ii)    A certificate issued by the Corporation Commission dated as of current date as to the good standing of CNS in Virginia.

(iii)    The by-laws of CNS, certified by the Secretary of CNS.

(iv)    Resolutions of the board of directors and stockholders of CNS approving this Agreement, the Merger and transactions contemplated by this Agreement.

(v)    An incumbency certificate confirming the positions and signatures of the officers of CNS.

(n)    Other Instruments. CNS and Stockholders shall have delivered such other documents as counsel for Parent and Acquisition Company may reasonably request.

7.    Conditions to the Obligation of Stockholders and CNS to Close. The obligations of Stockholder and CNS to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions at or prior to the Closing, unless waived by Stockholders:

(a)    Representations and Warranties. On the Closing Date, the representations and warranties of Parent and Acquisition Company shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on such date, and Parent and Acquisition Company shall have performed all of their respective obligations required to be performed by them pursuant to this Agreement at or prior to the Closing Date, and Stockholders and CNS shall have received the certificate of Parent to such effect and as to matters set forth in Sections 7(b) of this Agreement.

(b)    No Material Adverse Change. No Material Adverse Change in the business or financial condition of Parent or Acquisition Company shall have occurred or be threatened since the date of this Agreement, and no action, suit or proceedings shall be threatened or pending before any court of governmental agency or authority or regulatory body seeking to restraint, prohibition or the obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated by this Agreement or that, if adversely decided, has or may have a material adverse effect on any of the assets, properties, business, prospects, operations or condition (financial or otherwise) of Parent or Acquisition Company.

(c)    Escrow Agreement and Deliveries. Stockholders, Parent and the Escrow Agent shall have executed the Escrow Agreement, and the Escrow Agent shall have made the deliveries contemplated by Section 2(e) of this Agreement.

(d)    Completion of Financings. Parent shall have completed the financings as set forth in Section 6(k) of this Agreement.

(e)    Opinion of Counsel. CNS and Stockholders shall have received the opinion of counsel to Parent as to the matters set forth in Exhibit I to this Agreement.

(f)    Articles of Merger. The Articles of Merger shall have been executed by Acquisition Company and CNS and delivered for filing with the Secretary of State of Virginia.

(g)    Employment Agreements. CNS and each Stockholder shall have entered into three-year employment agreements in substantially the form of Exhibit H to this Agreement.

(h)    Board of Directors and Officers of CNS. The board of directors of CNS shall be composed of the individuals named of Exhibit B and the officers of CNS shall be the individuals named on said Exhibit B.

(i)    Certified Documents. Parent shall have delivered to CNS and Stockholders:

(i)    The certificate of incorporation of Parent, certified by the Secretary of State of Delaware.

(ii)    The articles of incorporation of Acquisition Company, certified by the Corporation Commission.

(iii)    A certificate issued by the Secretary of State of Delaware dated as of current date as to the good standing of Parent in Delaware.

(iv)    A certificate issued by the Corporation Commission dated as of current date as to the good standing of Acquisition Company in Virginia.

(v)    The by-laws of Parent and Acquisition Company, certified by the Secretary of Parent and Acquisition Company, respectively.

(vi)    Resolutions of the board of directors of Parent approving this Agreement, the Merger and transactions contemplated by this Agreement.

(vii)    Resolutions of the board of directors and stockholders of Acquisition Company approving this Agreement, the Merger and transactions contemplated by this Agreement.

(viii)    An incumbency certificate confirming the positions and signatures of the officers of Parent and Acquisition Company.

(j)    Other Instruments. Parent shall have delivered such other documents as counsel for Stockholders and CNS may reasonably request.

8.    Indemnification.

(a)    Indemnification by Stockholders. Stockholders shall jointly and severally indemnify, defend and hold harmless Parent and its directors, officers, employees, Affiliates and their respective heirs, executors, administrators, successors and assigns (collectively, the “Parent Indemnified Parties”) from and against any manner of loss, liability, damage or expense, including reasonable fees and expenses of counsel, (collectively, “Indemnified Losses”) based upon, arising out of or otherwise in respect of:

(i)    Any inaccuracy in or any breach of representation or warranty of CNS or Stockholders contained in this Agreement or any certificates or schedules delivered by CNS or Stockholders pursuant hereto, except that the representation of Stockholders that relate to themselves in Sections 3(a)(v), (vi) and (viii) shall be several and not joint with each Stockholder representing as to himself; or

(ii)    The failure by any Stockholder to comply with any covenant of such Stockholder set forth in this Agreement or any of the Other Agreements or in any instrument or certificate delivered hereunder.

(b)    Indemnification by Parent. Parent shall indemnify, defend and hold harmless Stockholders from and against any Indemnified Losses based upon, arising out of or otherwise in respect of:

(i)    Any inaccuracy in or any breach of representation or warranty of Parent contained in this Agreement or any certificates or schedules delivered by Parent pursuant hereto; or

(ii)    The failure by Parent or Acquisition Company to comply with any covenant of Parent or Acquisition Company set forth in this Agreement or any of the Other Agreements or in any instrument or certificate delivered hereunder.

(c)    Procedure for Claims by Third Parties. Promptly upon receipt by an indemnified party under Section 8(a) or 8(b) of this Agreement, of notice of the commencement of any action for which indemnification is to be sought pursuant to said Section 8(a) or 8(b), such indemnified party shall notify the indemnifying party in writing of the commencement thereof; provided, that the failure to notify the indemnifying party shall relieve the indemnifying party from liability under said Section 8(a) or 8(b) only to the extent that the indemnifying party was prejudiced as a result thereof, but will not relieve it from any liability that it may have to any indemnified party otherwise than under this Section 8. If any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof; provided, that if the defendants in any such action include both the indemnified party and the indemnifying party and either (i) the indemnifying party or parties agree, or (ii) representation of both the indemnifying party or parties and the indemnified party or parties by the same counsel is, in the opinion of counsel to the indemnifying party, inappropriate under applicable standards of professional conduct because of actual or potential conflicting interests between them, then the indemnified party or parties shall have the right to select separate counsel to assume such legal defense and to otherwise participate in the defense of such action. The indemnifying party will not be liable to such indemnified party under this Section 8 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof unless (i) the indemnified party shall have employed counsel in connection with the assumption of legal defenses in accordance with the proviso to the immediately preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel approved by all indemnified parties in each jurisdiction), (ii) the indemnifying party shall not have employed counsel to represent the indemnified party within a reasonable time after notice of commencement of the action, or (iii) the indemnifying party has authorized the employment of counsel for the indemnified party at the expense of the indemnifying party. In no event shall an indemnifying party be liable under this Section 8 for any settlement, effected without its written consent, which consent shall not be unreasonably withheld, of any claim or action against an indemnified party.

(d)    Procedure for Other Claims. Claims for indemnity pursuant to this Section 8, other than those covered by Section 8(c) of this Agreement, shall be submitted in writing. Such notice shall specify in reasonable detail the basis for such claim. In the event that the other party disputes the validity of the indemnity claim, such party shall give notice to such effect within fifteen (15) business days after the date of the indemnity claim, and if such notice is not given prior to the expiration of such fifteen (15) business day period, the indemnity claim shall be deemed to be accepted and the indemnifying party shall promptly make such payment. If the parties are not able to resolve the dispute within thirty (30) days after the date of the notice disputing the validity of the indemnity claim, or such longer period as they may agree upon, the matter shall be submitted to binding arbitration in New York City under the rules then obtaining of the American Arbitration Association. The decision of the arbitrator(s) shall be final, binding and conclusive on all parties and may be entered in any court having jurisdiction. The arbitrator(s) shall have no power or authority to modify or amend any provisions of this Agreement. If either party prevails on substantially all of the issues in dispute, the arbitrator(s) shall award costs and fees.

(e)    Survival.

(i)    The representations and warranties of the parties shall survive the Closing and the consummation of the transactions contemplated by this Agreement for a period (the “Survival Period”) of three (3) years after the Closing Date, except that, with respect to any liability which may arise under any tax laws, labor or pension (including ERISA) laws or regulations or Environmental, Health and Safety Requirements, the Survival Period shall continue until six months after the expiration of the applicable statute of limitations. If any claim for indemnification is made prior to the expiration of the Survival Period, the Survival Period shall continue with respect to such pending claims until the claims shall have been resolved either by agreement or by a court order which is final beyond right of review or appeal.

(ii)    The covenants and other agreements contained in Section 5 and this Section 8, other than those which, by their terms, do not survive the Closing, and any other provisions of this Agreement which by their terms relate to events which follow the Closing shall survive the Closing until they are otherwise terminated, whether by their terms or as a matter of law.

(iii)    Parent may, but shall not be required to, set off any obligations of any Stockholder to CNS or Parent pursuant to this Section 8, to be offset against the Cash Consideration, the Contingent Payments and any other cash payments due to any Stockholder pursuant to this Agreement.

(f)    Election of Remedies. Neither the exercise of, nor the failure to exercise, a right of set-off or to give notice of a claim under this Agreement will constitute an election of remedies or limit Parent, CNS or any of the indemnified Person in any manner in the enforcement of any other remedies that may be available to any of them, whether at law or in equity.

(g)    Limitation on Liability.

(i)    Neither the Parent Indemnified Parties nor Stockholders shall be entitled to indemnification from Stockholders or Parent, as the case may be, under the provisions of this Section 8 until such time as the Indemnified Losses subject to such indemnification exceed twenty five thousand dollars ($25,000) in the aggregate, at which time the Indemnified Losses shall be effective as to all amounts, including the initial twenty five thousand dollars ($25,000). In no event, except as provided in Section 8(g)(ii) of this Agreement, shall the aggregate Indemnified Losses payable by Stockholders, jointly and/or severally, or Parent, as the case may be, pursuant to this Section 8 exceed one million dollars ($1,000,000).

(ii)    The provisions of Section 8(g)(i) of this Agreement shall not apply to any obligation of any party as a result of a breach of any of the covenants and obligations set forth in this Agreement or the representations and warranties set forth in Sections 3(a)(viii), 3(a)(ix), 3(p), 4(a)(iii), or 4(g) (collectively, the “Unlimited Representations”). The liability and indemnification of the parties with respect to the Unlimited Representations (x) shall be unlimited, (y) shall relate to all amounts due as a result of a breach of the Unlimited Representations, and (z) any liability with respect to the Unlimited Representations shall not be treated as an Indemnified Loss for purposes of determining whether the one million dollar ($1,000,000) limitation set forth in said Section 8(g)(i) has been reached.

9.    Termination.

(a)    Basis For Termination. This Agreement may be terminated prior to the Closing Date:

(i)    By either party if the Closing Date shall not have occurred by the last day of the Transition Period, provided, however, that no party may terminate this Agreement if such party is in breach of the representation and warranties of such party or such party is otherwise in breach or violation of its obligations under this Agreement.

(ii)    By the written agreement of the parties.

(iii)    By Parent in the event that CNS or any Stockholder shall have breached its representations, warranties, covenants and agreements in any material respect or failed to comply in any material respect with their respective obligations pursuant to this Agreement in any material respect, and such failure shall have continued for more than twenty (20) days after notice thereof, in reasonable detail, shall have been given by the party seeking to terminate this Agreement.

(iv)    By Stockholders, acting jointly, in the event that Parent or Acquisition Company shall have breached their representations, warranties, covenants and agreements in any material respect or failed to comply in any material respect with their respective obligations pursuant to this Agreement in any material respect, and such failure shall have continued for more than twenty (20) days after notice thereof, in reasonable detail, shall have been given by the party seeking to terminate this Agreement.

(b)    Effect of Termination. In the event of a termination of this Agreement pursuant to this Section 9, no party shall have any obligation to any other party except that the provisions of Section 10(e) shall apply.

10.    Miscellaneous.

(a)    Entire Agreement. This Agreement, including any Exhibits and the Schedules, which constitute integral parts of this Agreement, constitutes the entire agreement of the parties, superseding and terminating any and all prior or contemporaneous oral and written agreements, understandings or letters of intent between or among the parties with respect to the subject matter of this Agreement. No part of this Agreement may be modified or amended, nor may any right be waived, except by a written instrument which expressly refers to this Agreement, states that it is a modification or amendment of this Agreement and is signed by the parties to this Agreement, or, in the case of waiver, by the party granting the waiver. No course of conduct or dealing or trade usage or custom and no course of performance shall be relied on or referred to by any party to contradict, explain or supplement any provision of this Agreement, it being acknowledged by the parties to this Agreement that this Agreement is intended to be, and is, the complete and exclusive statement of the agreement with respect to its subject matter. Any waiver shall be limited to the express terms thereof and shall not be construed as a waiver of any other provisions or the same provisions at any other time or under any other circumstances.

(b)    Severability. If any section, term or provision of this Agreement shall to any extent be held or determined to be invalid or unenforceable, the remaining sections, terms and provisions shall nevertheless continue in full force and effect.

(c)    Notices. All notices provided for in this Agreement shall be in writing signed by the party giving such notice, and delivered personally or sent by overnight courier, mail or messenger against receipt thereof or sent by registered or certified mail, return receipt requested, or by facsimile transmission or similar means of communication if receipt is confirmed or if transmission of such notice is confirmed by mail as provided in this Section 10(c). Notices shall be deemed to have been received on the date of personal delivery or telecopy or attempted delivery. Notice shall be delivered to the parties at the following addresses:

If to CNS or Stockholders:
Chris Dhas
7405 Alban Station Court
Suite B-215
Springfield, VA 22150-2318
Facsimile: 703/644-2309

Chris A. Wargo
7405 Alban Station Court
Suite B-215
Springfield, VA 22150-2318
Facsimile: 703/644-2309

James G. Dramby
7405 Alban Station Court
Suite B-215
Springfield, VA 22150-2318
Facsimile: 703/644-2309

With a copy to:
Jeffrey T. Agnor, Esq.
Davis, Agnor, Rapaport & Skalny, LLC
10211 Wincopin Circle, Suite 600
Columbia, MD 21044
Facsimile: 410/309-6161

If to Parent or Acquisition Company to:
Mr. Paul B. Silverman, CEO
12020 Sunrise Valley Drive, Suite 100
Reston, Virginia 20191
Facsimile:

With a copy to:
Asher S. Levitsky P.C.
Katsky Korins LLP
605 Third Avenue
New York, New York 10158
Facsimile: 212/716-3338

Any party may, by like notice, change the address, person or telecopier number to which notice shall be sent.

(d)    Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York applicable to agreements executed and to be performed wholly within such State, without regard to any principles of conflicts of law. Each of the parties hereby irrevocably consents and agrees that any legal or equitable action or proceeding arising under or in connection with this Agreement shall be brought in the Federal or state courts located in the County of New York in the State of New York, by execution and delivery of this Agreement, irrevocably submits to and accepts the jurisdiction of said courts, (iii) waives any defense that such court is not a convenient forum, and (iv) consent to any service of process made either (x) in the manner set forth in Section 10(c) of this Agreement (other than by telecopier), or (y) any other method of service permitted by law.

(e)    Waiver of Jury Trial. EACH PARTY HEREBY EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN THE EVENT OF ANY SUIT, ACTION OR PROCEEDING TO ENFORCE THIS AGREEMENT OR ANY OTHER ACTION OR PROCEEDING WHICH MAY ARISE OUT OF OR IN ANY WAY BE CONNECTED WITH THIS AGREEMENT OR ANY OF THE OTHER DOCUMENTS.

(f)    Parties to Pay Own Expenses. Each of the parties to this Agreement shall be responsible and liable for its own expenses incurred in connection with the preparation of this Agreement, the consummation of the transactions contemplated by this Agreement and related expenses. Any expenses incurred by CNS and Stockholders in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by Stockholders, provided, however, that the parties acknowledge and agree that the cost of preparing the Financial Statements is and shall remain the sole cost of CNS, without any setoff against amounts due Stockholders hereunder. Notwithstanding the foregoing, any taxes which are payable as a result of the Merger and CNS’ resulting loss of its S Corporation status shall be paid by Stockholders at the Closing, to the extent that such amount can be estimated at Closing. To the extent that the actual taxes are different from the amount estimated at Closing, an appropriate adjustment shall be made within ten days after a final determination has been made by CNS and Parent.

(g)    Tax Consequences. Each party to this Agreement is relying on his or its own tax advisors as to the tax consequences of this Agreement and the transactions contemplated by this Agreement, and no party is making any representations or warranties of any kind as to such tax consequences to any other party.

(h)    Successors. This Agreement shall be binding upon the parties and their respective heirs, executors, administrators, legal representatives, successors and assigns; provided, however, that no Stockholder may assign this Agreement or any of his rights under this Agreement without the prior written consent of Parent.

(i)    Further Assurances. Each party to this Agreement agrees, without cost or expense to any other party, to deliver or cause to be delivered such other documents and instruments as may be reasonably requested by any other party to this Agreement in order to carry out more fully the provisions of, and to consummate the transaction contemplated by, this Agreement.

(j)    Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(k)    No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties with the advice of counsel to express their mutual intent, and no rules of strict construction will be applied against any party.

(l)    Headings. The headings in the Sections of this Agreement are inserted for convenience only and shall not constitute a part of this Agreement.

(m)    Exhibits; Schedules. One complete set of the Exhibits and Sections has been marked for identification and delivered by each of the parties to the other on or before the execution and delivery of this Agreement. References in the Schedules to “Pubco” shall relate to Parent.

[Signatures on following page]

IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

LOUNSBERRY HOLDINGS I, INC.

By:____________________________________
Paul B. Silverman, President

CNS ACQUISITION CORP.

By:____________________________________
Paul B. Silverman, President

COMPUTER NETWORKS & SOFTWARE, INC.

By:____________________________________
Chris Dhas, CEO

_______________________________________
Chris Dhas

_______________________________________
Chris A. Wargo

_______________________________________
James A. Dramby

List of Exhibits

Exhibit	Description	Section Reference
A	Articles of Merger	1(c)
B	Names of Directors and Officers of CNS	1(f), 6(l), 7(h)
C	Escrow Agreement	2(a)(i)(A)
D	Parent Payment Guarantee	2(b)(vi)
E	Information Concerning Stockholders	2(d)(iii), 2(e)(i)(C), 2(g), 3(a)(viii)
F	Registration Rights Provisions	3(o)(iv)
G	Opinion of counsel to CNS and Stockholders	6(f)
H	Form of Employment Agreement	6(g), 7(g)
I	Opinion of counsel to Parent and Acquisition Company	7(e)